Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-121586 on Form S-3 of our report dated March 23, 2006, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi into United States dollars for the convenience of the readers, relating to the consolidated financial statements of Comtech Group, Inc., appearing in the Annual Report on Form 10-K of Comtech Group, Inc. for the year ended December 31, 2005, and to the reference to us under the headings "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
May 1, 2006